SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

SCHEDULE 13G

Amendment No. 1

Intraware, Inc.

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(Name of Issuer)

Common Stock, $.001 Par Value Per Share

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(Title of Class of Securities)

46118M509

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(CUSIP Number of Class of Securities)

December 8, 2006

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(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ RULE 13d-1(b)

☒ RULE 13d-1(c)

☐ RULE 13d-1(d)

CUSIP NO. 46118M509	Page 2 of 8

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1) Name and I.R.S. Identification No. of Reporting Person (entities only)

ComVest Investment Partners II LLC (01-0784781)

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2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) ☒

(b) ☐

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3) SEC USE ONLY

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4) Citizenship or Place of Organization: Delaware

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NUMBER OF SHARES	5) Sole Voting Power:

0 Shares

BENEFICIALLY OWNED BY	------------------------------------------------------------------------
EACH REPORTING	6) Shared Voting Power
0
PERSON WITH	------------------------------------------------------------------------

7) Sole Dispositive Power:

0 Shares

------------------------------------------------------------------------

8) Shared Dispositive Power

0

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9) Aggregate Amount Beneficially Owned by Each Reporting Person:

0 Shares

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10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_|

(See Instructions)

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11) Percent of Class Represented by Amount in Row (9):

0.0% of Common Stock

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12) Type of Reporting Person (See Instructions) OO (limited liability company)

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CUSIP NO. 46118M509	Page 3 of 8

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1) Name and I.R.S. Identification No. of Reporting Person (entities only)

ComVest II Partners, LLC (01-6228703)

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2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) ☒

(b) ☐

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3) SEC USE ONLY

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4) Citizenship or Place of Organization: Delaware

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NUMBER OF SHARES	5) Sole Voting Power:

0 Shares

BENEFICIALLY OWNED BY	------------------------------------------------------------------------
EACH REPORTING	6) Shared Voting Power
0
PERSON WITH	------------------------------------------------------------------------

7) Sole Dispositive Power:

0 Shares

------------------------------------------------------------------------

8) Shared Dispositive Power

0

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9) Aggregate Amount Beneficially Owned by Each Reporting Person:

0 Shares

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10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_|

(See Instructions)

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11) Percent of Class Represented by Amount in Row (9):

0.0% of Common Stock

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12) Type of Reporting Person (See Instructions) OO (limited liability company)

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CUSIP NO. 46118M509	Page 4 of 8

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1) Name and I.R.S. Identification No. of Reporting Person (entities only)

ComVest Group Holdings LLC (01-0622406)

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2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) ☒

(b) ☐

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3) SEC USE ONLY

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4) Citizenship or Place of Organization: Delaware

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NUMBER OF SHARES	5) Sole Voting Power:

0

BENEFICIALLY OWNED BY	------------------------------------------------------------------------
EACH REPORTING	6) Shared Voting Power
0 Shares
PERSON WITH	------------------------------------------------------------------------

7) Sole Dispositive Power:

0

------------------------------------------------------------------------

8) Shared Dispositive Power

0 Shares

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9) Aggregate Amount Beneficially Owned by Each Reporting Person:

0 Shares

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10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_|

(See Instructions)

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11) Percent of Class Represented by Amount in Row (9):

0.0% of Common Stock

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12) Type of Reporting Person (See Instructions) OO (limited liability company)

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CUSIP NO. 46118M509	Page 5 of 8

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1) Name and I.R.S. Identification No. of Reporting Person (entities only)

Michael S. Falk

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2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) ☒

(b) ☐

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3) SEC USE ONLY

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4) Citizenship or Place of Organization: USA

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NUMBER OF SHARES	5) Sole Voting Power:

105,000 Shares

BENEFICIALLY OWNED BY	------------------------------------------------------------------------
EACH REPORTING	6) Shared Voting Power
0
PERSON WITH	------------------------------------------------------------------------

7) Sole Dispositive Power:

105,000 Shares

------------------------------------------------------------------------

8) Shared Dispositive Power

0

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9) Aggregate Amount Beneficially Owned by Each Reporting Person:

105,000 Shares

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10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_|

(See Instructions)

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11) Percent of Class Represented by Amount in Row (9):

1.71% of Common Stock

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12) Type of Reporting Person (See Instructions) IN

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ITEM 1(a). Name of Issuer:

Intraware, Inc.

ITEM 1(b). Address of Issuer's Principal Executive Offices:

25 Orinda Way, Orinda, California 94563

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ITEM 2(a). Names of Persons Filing:

ComVest Investment Partners II LLC (“ComVest”)

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ComVest II Partners, LLC (“ComVest II Partners”)

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ComVest Group Holdings LLC (“CGH”)

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Michael S. Falk

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ITEM 2(b). Address of Principal Business Office or, if None, Residence:

One North Clematis, Suite 300, West Palm Beach, Florida 33401

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ITEM 2(c). Citizenship:

ComVest, ComVest II Partners, and CGH are Delaware Limited Liability Companies.

Michael S. Falk is a U.S. citizen.

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ITEM 2(d). Title of Class of Securities:

Common Stock, $.001 Par Value Per Share

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ITEM 2(e). CUSIP Number: 46118M509

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is:

The reporting persons are a group for purposes of the filing of this statement.

ITEM 4.	Ownership:

(a)	Amount beneficially owned by all reporting persons: 105,000 Shares
(b)	Percent of class: 1.71% of Common Stock
(c)	Number of shares as to which the reporting persons have:
(i) sole power to vote or to direct the vote:

105,000 Shares

(ii) shared power to vote or to direct the vote

0 Shares

(iii) sole power to dispose or to direct the disposition:

105,000 Shares

(iv) shared power to dispose or to direct the disposition

0 Shares

ITEM 5. Ownership of five percent or less of a class.

If this statement is being filed to reflect the fact that as of the date hereof the reporting person has ceased to be the owner of more than five percent of the class of securities, check the following: ☒.

ITEM 6. Ownership of more than five percent on behalf of another person.

Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

Not applicable.

ITEM 8. Identification and classification of members of the group.

The reporting persons are a group for purposes of filing this Statement. See Exhibit I attached hereto.

ITEM 9. Notice of dissolution of group.

Not applicable.

ITEM 10. Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 12, 2006

ComVest Investment Partners II LLC

By:	ComVest II Partners, LLC,
its managing member

By:            /s/ Michael S. Falk

Michael S. Falk, Managing Member

Dated: December 12, 2006

ComVest II Partners, LLC

By:            /s/ Michael S. Falk

Michael S. Falk, Managing Member

Dated: December 12, 2006

ComVest Group Holdings LLC

By:            /s/ Michael S. Falk

Michael S. Falk, Chairman and Managing Member

Dated: December 12, 2006

By:            /s/ Michael S. Falk

Michael S. Falk, individually

AGREEMENT OF JOINT FILING

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby consent to the joint filing on their behalf of a single Schedule 13G and any amendments thereto, with respect to the beneficial ownership by each of the undersigned of shares of common stock, $.001 par value per share, of Intraware, Inc., a Delaware corporation. The undersigned hereby further agree that this statement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

Dated: December 12, 2006	ComVest Investment Partners II LLC
By:	ComVest II Partners, LLC,
its managing member

By:            /s/ Michael S. Falk

Michael S. Falk, Managing Member

ComVest II Partners, LLC

By:            /s/ Michael S. Falk

Michael S. Falk, Managing Member

ComVest Group Holdings LLC

By:            /s/ Michael S. Falk

Michael S. Falk, Chairman and Managing Member

By:            /s/ Michael S. Falk

Michael S. Falk, individually